Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) attaches to and forms part of the Employment Agreement dated as of July 15, 2005 and amended effective March 13, 2008 (the “Agreement”), between Aon Corporation (the “Company”) and Andrew M. Appel (the “Executive”).

WHEREAS, the Company and the Executive mutually desire to further amend the Agreement, as provided in this Amendment;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereby agree as follows:

1.                                       The last sentence of Section 1, “Employment,” is deleted in its entirety and replaced with the following:

“The term of employment of the Executive pursuant to this Agreement (the “Employment Period”) commenced on July 15, 2005 (the “Effective Date”) and will end on April 30, 2013, unless earlier terminated pursuant to Section 4 hereof.”

2.                                       The first sentence of Section 2(a), “Position and Duties,” is deleted in its entirety and replaced with the following:

“The Company will employ the Executive during the Employment Period as Chief Executive Officer, Aon Benfield Global and Chairman, Aon Consulting Worldwide, or in another Level 1A senior executive capacity as may be authorized or directed by the CEO.”

3.                                       Section 2(b), “Responsibilities,” is deleted in its entirety and replaced with the following:

“(b)  Responsibilities.  The Executive will have the authority and responsibility typically held by a Chief Executive Officer or Chairman of a large, global business unit of a publicly-traded company or such other Level 1A senior executive position assigned to the Executive pursuant to Section 2(a) hereof.  The Executive will also perform such other duties (not inconsistent with his positions) on behalf of the Company and its subsidiaries as may be from time to time authorized or directed by the CEO.  The Executive will report to the CEO.”

4.                                       A new subsection (g) is hereby added to Section 3, “Compensation”:

“(g)                           Award of Restricted Stock Units.  In consideration for entering into this Amendment, the Executive will receive an award of 25,000 restricted stock units of Aon Corporation common stock under the 2001 Stock Incentive Plan, as amended from time to time.  The restricted stock units will be granted as of the date this Amendment is executed by both parties, in accordance with the approval provided by the Organization and Compensation Committee of Aon Corporation’s board of directors on January 29,

2009.  The award will be subject to the Company’s standard terms and provisions, including vesting provisions.  For the avoidance of doubt, the restricted stock units will vest in equal installments of 25% on the second through fifth anniversary of the date of grant subject to the Executive’s continued employment.”

5.             Subpart (ii)(A) of Section 4(c) — the first prong of the definition of “cause” — is deleted in its entirety.

6.             Subpart (v) of Section 4(c) is deleted in its entirety.

7.             Subparts (i) and (ii) of Section 4(d) are hereby deleted in their entirety and substituted with the following:

“(i)          the Executive will be entitled to receive the payments and benefits specified by Sections 4(c)(iv)(A) and (B) during the notice period or thereafter, as applicable, and

(ii)           concurrent with the last day of the notice period, the Executive will be entitled to receive a lump sum cash payment.  The lump sum payment will be equal to the product of (x) two and (y) the sum of the annual Base Salary and the Executive’s target annual incentive bonus for the Bonus Year in which the Executive’s employment terminates.”

8.             A new Section 21, “Code Section 409A,” is hereby added as follows:

“21.         Code Section 409A.  (a) The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement, including but not limited to any restricted stock unit or other equity-based award, payment, or amount that provides for the ‘deferral of compensation’ (as such term is described under Section 409A of the Internal Revenue Code of 1986, as amended (‘Code Section 409A’), may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued thereunder.

(b)                         The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Code Section 409A to the extent applicable thereto.  The time and form of payment of incentive compensation, disability benefits, severance payments, expense reimbursements and payments of in-kind benefits described herein will be made in accordance with the applicable sections of this Agreement, provided that with respect to termination of employment for reasons other than death, the payment at such time can be characterized as a ‘short-term deferral’ for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and the Executive is a ‘specified employee’ under Code Section 409A, such portion of the payment will be delayed until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment (the ‘Delay Period’).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section will be paid or reimbursed to the Executive in a lump sum, and any remaining payments due under this Agreement will be payable at the same time and in the same form as such amounts would have been paid.  Further, if the Executive is a ‘specified employee’ and if any equity-based awards granted to the Executive by the Company pursuant to this Agreement or otherwise, continue to vest upon the Executive’s termination of employment, and are deemed a ‘deferral of compensation’ (as such term is described under Code Section 409A), the equity-based awards will not be settled or released until the expiration of the Delay Period.  For purposes of applying the provisions of Code Section 409A, each separately identifiable amount to which the Executive is entitled will be treated as a separate payment.  In addition, the disability benefits and severance payments will be treated as a series of separate payments.

(c)                          Although the Company intends to administer the Agreement so that it will comply with the requirements of Code Section 409A, the Company does not represent or warrant that the Agreement will comply with Code Section 409A or any other provision of federal, state, local or non-United States law.  Provided that the Company administers this Agreement in a manner consistent with the terms of this Agreement, neither the Company, its subsidiaries, nor their respective directors, officers, employees or advisers will be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of compensation paid under the Agreement, and the Company and its subsidiaries will have no obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Code Section 409A.”

9.                                       A new Section 22, “Mediation,” is hereby added as follows:

“22.                           Mediation.  In the event a dispute arises in connection with this Agreement, the Company and the Executive agree to submit the dispute to non-binding mediation to be paid for by the Company which shall select the mediator.”

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement as of the 27th day of April, 2009.

AON CORPORATION		EXECUTIVE:

By:	/s/ Greg Case	/s/ Andrew M. Appel
Andrew M. Appel
Title:	President and Chief Executive Officer